UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/08/2011

Marriott International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13881

Delaware	52-2055918
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10400 Fernwood Road
Bethesda, MD 20817
(Address of principal executive offices, including zip code)

301-380-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

In preparing our Timeshare segment to operate as an independent, public company following the proposed spin-off by Marriott International, Inc. (the "Company") of the stock of Marriott Vacations Worldwide Corporation ("Marriott Vacations Worldwide"), management assessed the Timeshare segment's intended use of excess undeveloped land and built inventory and the current market conditions for those assets. On September 8, 2011, management approved a plan for the Timeshare segment to accelerate cash flow through the monetization of certain excess undeveloped land and excess built luxury inventory, resulting in a write down of the carrying amount of these assets.

Additionally, we have determined that certain international deferred tax assets that we expect the Company will transfer to Marriott Vacations Worldwide in connection with the proposed spin-off are impaired, as it is more likely than not that Marriott Vacations Worldwide will be unable to realize the value of those deferred tax assets.

As a result of the above planned actions, the Company expects to record pre-tax non-cash impairment charges between $275 million and $325 million (between $190 million and $225 million after-tax) as well as after-tax non-cash impairment charges between $25 million and $35 million for impairment of the international deferred tax assets, for total after-tax non-cash impairment charges between $215 million and $260 million in the 2011 third quarter. Amendment No. 1 to Marriott Vacations Worldwide's Form 10 which was filed today with the Securities and Exchange Commission includes a discussion of the Timeshare segment's plan. We will provide additional information relating to these impairment charges in the Company's Form 10-Q filing for our third quarter ending September 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marriott International, Inc.

Date: September 09, 2011	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President and Chief Financial Officer